Exhibit 99.3

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT is dated as of November 8, 2023 (this “Agreement”) by and among (i) Elk Evergreen Investments, LLC (“Evergreen Assignor”) and Elk Cypress Investments, LLC (“Cypress Assignor” and together with Evergreen Assignor, the “Assignors”), (ii) Flexpoint Asset Opportunity Fund II-A, L.P. (“Flexpoint Assignee A”) and Flexpoint Asset Opportunity Fund II-B, L.P. (“Flexpoint Assignee B” and together with Flexpoint Assignee A, the “Assignees”) and (iii) solely for the purposes of Section 1(b) and Sections 5-8 of this Agreement, Canada Pension Plan Investment Board (“CPPIB”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, CPPIB and the Assignors are party to that certain Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among CPPIB and the Assignors, pursuant to which, at the Closing, the Assignors have agreed to acquire from CPPIB 803,500 Subject Shares in the aggregate, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 6.6 of the Purchase Agreement, the Assignors are permitted to assign their rights and obligations to acquire up to 89,300 Subject Shares to up to two Persons (which two Persons shall be affiliates of each other), subject to any such assignee having satisfied any reasonable “know-your-customer” requirements of CPPIB;

WHEREAS, the Assignors and Assignees now desire for the Assignors to assign to the Assignees their rights and obligations under the Purchase Agreement to acquire 89,300 Subject Shares in the aggregate, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, CPPIB now desires to acknowledge and consent to such assignment.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.              Assignment and Assumption.

(a)           Effective immediately upon the execution of this Agreement, but subject to Section 1(b), the Assignors hereby assign to each Assignee, and each Assignee hereby assumes from the Assignors, (x) the Assignors’ rights and obligations to acquire such number of Subject Shares set forth on Schedule I hereto opposite such Assignee’s name (with respect to a particular Assignee, such Assignee’s “Assigned Subject Shares”) and (y) all other rights and obligations of the Assignors as ‘Purchasers’ pursuant to the Purchase Agreement to the extent relating to such Assignee’s Assigned Subject Shares as if such Assignee were an original “Purchaser” thereunder, including but not limited to (i) the Assignors’ obligations to pay to CPPIB such portion of the Total Closing Payment pro rata based on such Assignee’s Assigned Subject Shares, (ii) the Assignors’ right to receive such Assigned Subject Shares from CPPIB and (iii) the Assignors’ obligations to deliver or cause to be delivered to CPPIB the items set forth in Section 2.3(a) of the Purchase Agreement and rights to receive from CPPIB the items set forth in Section 2.3(b) of the Purchase Agreement, in each case of clauses (i) through (iii), at the Closing as if such Assignee were a ‘Purchaser’ thereunder with respect to such Assignee’s Assigned Subject Shares (collectively, such assignment and assumption, the “Assignment”).

(b)           CPPIB hereby (i) acknowledges and consents to the Assignment as set forth herein in Section 1(a) and (ii) acknowledges and agrees that the Assignment complies with the terms and conditions of the Purchase Agreement in all respects, subject to and conditioned upon the following:

(i)	Each Assignee hereby represents and warrants to CPPIB as of the date hereof and as of the Closing Date with respect to each of the matters set forth in Section 3.1 of the Purchase Agreement, mutatis mutandis, as if the references therein to each “Purchaser” referred instead to each Assignee.

(ii)	Each Assignee hereby further represents and warrants as of the date hereof and as of the Closing Date that such Assignee (along with its general partner and manager) is in compliance with (a) to its actual knowledge after reasonable inquiry, the U.S. Foreign Corrupt Practices Act, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the USA PATRIOT Act, the United States Trading with the Enemy Act of 1917, regulations administered by the Office of Foreign Assets Control, Department of Treasury, the UK Bribery Act 2010 or other similar anti-corruption or anti-money laundering or anti-terrorist laws or regulations applicable to such assignee and the general partner and manager thereof or the Manager and (b) all economic or financial sanctions or trade embargoes imposed, administered or enforced by any relevant sanctions authority (including the U.S. government, EU and UK). Without limiting the foregoing, (I) neither Assignee (nor its general partner nor manager) is, directly or indirectly (A) located in or owned or controlled by the government of a country or jurisdiction subject to comprehensive OFAC sanctions (at the time of this Agreement, Iran, Cuba, the Crimea region, North Korea, Syria, and the so-called Donetsk People’s Republic (DNR) and the Luhansk People’s Republic (LNR) regions of Ukraine) or (B) identified on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or any entity that is 50% or greater owned by such persons.

(iii)	Each Assignee hereby agrees that such Assignee’s right to consummate the acquisition of the Assigned Subject Shares at the Closing is conditioned upon and subject to such Assignee satisfying all delivery requirements set forth in Section 2 of the Purchase Agreement applicable to each Purchaser thereunder.

(iv)	Each Assignor hereby agrees that it shall remain bound by all obligations of such Assignor in its capacity as a Purchaser under the Purchase Agreement with respect to the Assigned Subject Shares until the purchase by the Assignees at the Closing as contemplated hereby and pursuant to the Purchase Agreement.

Section 2.              Assignor Representations and Warranties. Each Assignor hereby represents and warrants to each Assignee as follows:

(a)           Existence; Good Standing. Such Assignor has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its properties and to conduct its business as conducted as of the date hereof.

(b)           Authorization, Authority and Enforceability. This Agreement has been duly authorized, executed and delivered by such Assignor. Such Assignor has full right, power and authority to enter into and perform its obligations under this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Assignees, this Agreement constitutes a legal, valid and binding obligation of such Assignor enforceable against such Assignor in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(c)           Approvals or Consents. No consents, authorizations, waivers, filings, registrations or approvals are required under Applicable Law in connection with the execution and delivery of this Agreement by such Assignor, the consummation of the transactions contemplated hereby or the performance by such Assignor of its obligations hereunder.

(d)           No Conflict. The execution, delivery and performance by such Assignor of this Agreement do not and will not, assuming the accuracy of the representations and warranties of Assignees contained herein, (i) violate any provision of any Law or Permit applicable to such Assignor, (ii) result in a violation or breach of any provision of the Certificate of Formation or Limited Liability Company Agreement of such Assignor, or (iii) require any consent, approval or notice (other than those previously obtained or given) under, or otherwise violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, result in the creation of a Lien upon the assets of such Assignor under, or accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any material contract or any loan agreement, credit agreement, note, mortgage, security agreement or indenture to which such Assignor or any of its subsidiaries is a party or by which it is bound or to which any of its properties, assets or business is subject, except in the case of clauses (i) and (iii) where any such violation, breach, conflict or failure to receive consent or approval or to provide notice would not be, individually or in the aggregate, reasonably expected to materially delay or materially adversely impact the transactions contemplated hereby.

(e)           Brokers. There is no broker, finder or other party that is entitled to receive from such Assignor any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement for which Assignees could be liable.

Section 3.              Assignee Representations and Warranties.  Each Assignee hereby represents and warrants to each Assignor as follows:

(a)           Existence; Good Standing. Such Assignee has been duly organized and is validly existing as a limited partnership in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own and operate its properties and to conduct its business as conducted as of the date hereof.

(b)           Authorization, Authority and Enforceability. This Agreement has been duly authorized, executed and delivered by such Assignee. Such Assignee has full right, power and authority to enter into and perform its obligations under this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Assignors, this Agreement constitutes a legal, valid and binding obligation of such Assignee enforceable against such Assignee in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(c)           Approvals or Consents. No consents, authorizations, waivers, filings, registrations or approvals are required under Applicable Law in connection with the execution and delivery of this Agreement by such Assignee, the consummation of the transactions contemplated hereby or the performance by such Assignee of its obligations hereunder.

(d)           No Conflict. The execution, delivery and performance by such Assignee of this Agreement do not and will not, assuming the accuracy of the representations and warranties of Assignors contained herein, (i) violate any provision of any Law or Permit applicable to such Assignee, (ii) result in a violation or breach of any provision of the organizational documents of such Assignee, or (iii) require any consent, approval or notice (other than those previously obtained or given) under, or otherwise violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, result in the creation of a Lien upon the assets of such Assignee under, or accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any material contract or any loan agreement, credit agreement, note, mortgage, security agreement or indenture to which such Assignee or any of its subsidiaries is a party or by which it is bound or to which any of its properties, assets or business is subject, except in the case of clauses (i) and (iii) where any such violation, breach, conflict or failure to receive consent or approval or to provide notice would not be, individually or in the aggregate, reasonably expected to materially delay or materially adversely impact the transactions contemplated hereby.

(e)           Brokers. There is no broker, finder or other party that is entitled to receive from such Assignee any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement for which Assignors could be liable.

(f)           Information. Such Assignee acknowledges that (i) it has taken full responsibility for determining the scope of its investigations of Enstar and its subsidiaries and for the manner in which such investigations have been conducted, and has, as of the date hereof, examined Enstar and its subsidiaries to the full satisfaction of such Assignee; and (ii) the purchase price for the Subject Shares represents a negotiated price between sophisticated parties, including Assignees.

(g)          Access to Information. Such Assignee has reviewed information, including non-public information about Enstar (all such information, “Information”), that it believes is necessary to evaluate the decision to purchase such Assignee’s Assigned Subject Shares pursuant to the Purchase Agreement and this Agreement. Such Assignee hereby waives any and all claims and causes of action now or hereafter arising against Assignors or their respective Affiliates based upon or relating to any alleged non-disclosure or disclosure of Information and further covenants not to assert any claims against or to sue Assignors or any of their respective directors, officers, employees, partners, agents or Affiliates for any loss, damage or liability arising from or relating to such Assignee’s purchase of such Assignee’s Assigned Subject Shares pursuant to the Purchase Agreement and this Agreement based upon or relating to any alleged non-disclosure or disclosure of Information.

(h)           Financial Ability. As of the date of this Agreement, such Assignee has binding commitments from its limited partners in an aggregate amount that, when called in accordance with the terms of its governing documents, will be sufficient to enable such Assignee to perform its obligations under this Agreement. At the Closing, such Assignee shall have such funds available to it as are sufficient for it to perform its obligations under this Agreement.

Section 4.              Termination. This Agreement shall terminate automatically, without any further action on the part of any of the parties hereto, upon the termination of the Purchase Agreement in accordance with its terms.

Section 5.              Entire Agreement. This Agreement, the Purchase Agreement and the documents referred to herein, together with the exhibits and schedules hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and such documents, exhibits and schedules.

Section 6.              Notices. All notices and other communications provided for hereunder shall be made in writing by hand-delivery, e-mail or air courier guaranteeing overnight delivery:

if to either Assignor, to:

c/o Sixth Street Partners LLC

2100 McKinney Avenue, Suite 1500

Dallas, TX 75201

USA

Attention: Sixth Street Legal

Email: sixthstreetlegal@sixthstreet.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

USA

Attention: Elizabeth A. Cooper

E-mail: ecooper@stblaw.com

if to either Assignee, to:

c/o Flexpoint Ford LLC

676 North Michigan Avenue, Suite 3300

Chicago, IL 60611

USA

Attention: Dominic Hood

Email: dhood@flexpointford.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

USA

Attention: Joe Castelluccio

Email: jcastelluccio@mayerbrown.com

if to CPPIB, to:

Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, ON M5C 2W5

Canada

Attention: Mike Rodgers, Managing Director, Active Equities North America

Email: mrodgers@cppib.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, NY 10001

United States

Attention: Kevin M. Schmidt

Email: kmschmidt@debevoise.com

Section 7.              Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder is binding upon and inures to the benefit of any parties other than the parties hereto and their respective successors and permitted assigns, and there are no third-party beneficiaries of this Agreement. No party will assign this Agreement (or any portion hereof, or any rights or obligations hereunder) without the prior written consent of the other parties hereto.

Section 8.             Miscellaneous. Sections 6.2 (No Other Representations), 6.4 (Amendments; Waivers), 6.5 (Headings), 6.7 (Governing Law), 6.8 (Execution), 6.9 (Severability), 6.10 (Further Assurances) and 6.11 (No Survival) of the Purchase Agreement are hereby incorporated by reference herein, mutatis mutandis.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ELK EVERGREEN INVESTMENTS, LLC

By:	/s/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President

ELK CYPRESS INVESTMENTS, LLC

By:	/s/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President

[Signature page to Assignment and Assumption Agreement]

FLEXPOINT ASSET OPPORTUNITY FUND II-A, L.P.

By: FLEXPOINT ASSET OPPORTUNITY MANAGEMENT II, L.P., its general partner

By: FLEXPOINT ULTIMATE ASSET OPPORTUNITY MANAGEMENT II, LLC, its general partner

By:	/s/ Stephen H. Haworth
Name:	Stephen H. Haworth
Title:	Chief Financial Officer

FLEXPOINT ASSET OPPORTUNITY FUND II-B, L.P.

By: FLEXPOINT ASSET OPPORTUNITY MANAGEMENT II, L.P., its general partner

By: FLEXPOINT ULTIMATE ASSET OPPORTUNITY MANAGEMENT II, LLC, its general partner

By:	/s/ Stephen H. Haworth
Name:	Stephen H. Haworth
Title:	Chief Financial Officer

[Signature page to Assignment and Assumption Agreement]

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Mike Rodgers
Name:	Mike Rodgers
Title:	Managing Director, AE North America, Active Equities

By:	/s/ Frank Ieraci
Name:	Frank Ieraci
Title:	Senior Managing Director & Global Head of Active Equities and Investment Science

[Signature page to Assignment and Assumption Agreement]

SCHEDULE 1

Subject Shares
Flexpoint Asset Opportunities Fund II-A, L.P.	82,193 Voting Ordinary Shares
Flexpoint Asset Opportunities Fund II-B, L.P.	7,107 Voting Ordinary Shares
Total	89,300 Voting Ordinary Shares